Exhibit 99.1

ENERGY CONVERSION DEVICES APPOINTS
MARK MORELLI PRESIDENT AND CEO

Rochester Hills, Mich., Aug. 1, 2007 — Energy Conversion Devices, Inc. (ECD) (NASDAQ: ENER) has appointed Mark D. Morelli as President and Chief Executive Officer and a member of its Board of Directors, effective September 1, 2007. Robert C. Stempel will continue in his present capacity as Chief Executive Officer through August 31, 2007, and will continue thereafter as Chairman of ECD’s Board of Directors.

Mr. Morelli, 43, has been a senior executive with United Technologies Corporation, most recently serving as President of its Carrier Commercial Refrigeration business, a division of Carrier Corporation. He has had progressive executive leadership roles, including international assignments, with a proven track record of improving profitability, leading team-building and reorganization efforts, and integrating businesses on a global scale. His customer and strategic product experience includes building-integrated commercial products.

“We are delighted to bring Mark on board to lead the company,” said Stephen Rabinowitz, Lead Director of ECD’s Board of Directors, who led the search committee. “Mark is a talented executive who has demonstrated success in a dynamic, high-performance environment. He has tremendous energy, drive and experience—particularly in bringing technology products to market and profitably building market share—that will be instrumental as we continue commercializing our products and drive toward sustainable profitability.”

Mr. Morelli received his MBA from the Massachusetts Institute of Technology and bachelors of mechanical engineering from the Georgia Institute of Technology. Mr. Morelli has also served as an Attack Helicopter Company Commander in the United States Army National Guard.

“We also want to recognize Bob Stempel’s contributions to ECD,” added Mr. Rabinowitz. “When Bob joined ECD in 1995, the company had many promising technologies, which were still in the development stage. Bob had a vision, and, through his leadership and dedication, he navigated the realization of ECD’s technology portfolio into commercial products for new markets. He has guided the company from its research and development roots to a global, commercial enterprise, and his efforts provide the foundation for the company’s future success. We wish him all the best in his retirement.”

These executive management changes are part of the company’s announced succession planning activities, which are nearing completion. In connection with Mr. Morelli’s appointment, James Metzger will resume his position as Executive Vice President and Chief Operating Officer, the position he held before serving as Interim President beginning in April 2007. “We appreciate Jim’s contributions during this transition period, especially his leadership in implementing the organizational restructuring plan,” said Mr. Rabinowitz.

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About Energy Conversion Devices

Energy Conversion Devices is the leader in the synthesis of new materials and the development of advanced production technology and innovative alternative energy products and solutions. The company’s portfolio of alternative energy solutions and proprietary information processing technologies features the latest advances in solar electric power generation, NiMH batteries, and fuel cell, solid hydride storage and phase-change memory technologies. ECD designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD holds the basic patents in its fields. More information on the Company is available at www.ovonic.com.

Contacts:
Sanjeev Kumar, Vice President and CFO Ghazaleh Koefod, Investor Relations Energy Conversion Devices, Inc. 248.293.0440